Exhibit 3(c)


               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                      SERIES H CONVERTIBLE PREFERRED STOCK
                                       OF
                                 NCT GROUP, INC.

     NCT Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY,

     That, pursuant to authority conferred upon the Board of Directors of the Corporation by the Second Restated Certificate of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, as amended, such Board of Directors, via unanimous written consent dated as of June 21, 2002, adopted a resolution providing for the issuance of a total of One Thousand Eight Hundred (1,800) shares of Series H Convertible Preferred Stock, and providing for the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, which resolution is as follows:

               RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article IV of the Second Restated Certificate of Incorporation of the Corporation, this Board of Directors hereby creates a series of the Preferred Stock of the Corporation with par value of $.10 per share (the "Preferred Stock") to consist of One Thousand Eight Hundred (1,800) shares of the Ten Million (10,000,000) authorized shares of Preferred Stock that the Corporation now has authority to issue, and this Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, set forth in Article IV of the Second Restated Certificate of Incorporation not inconsistent with the terms of this resolution and that are applicable to the Preferred Stock) as follows:

               (1) Designation. The designation of said series of Preferred Stock created by this Resolution shall be Series H Convertible Preferred Stock. Shares of said Series H Convertible Preferred Stock are herein collectively referred to as "Series H Preferred Shares" and individually as "Series H Preferred Share."

               (2) Par Value and Stated Value. Each Series H Preferred Share shall have a par value of $.10 (the "Par Value"), and a stated value (face amount) of Ten Thousand Dollars ($10,000.00) (the "Stated Value").

               (3) Dividends. A holder of a Series H Preferred Share (a "Holder") shall be entitled to receive a cumulative dividend for each full year during which such Series H Preferred Share is issued and outstanding, equal to four percent (4%) (the "Dividend Rate") of the Stated Value of such Series H Preferred Share, which shall be payable by the Corporation on the date of conversion of such Series H Preferred Share into common stock, par value $.01 per share (the "Common Stock"), of the Corporation ("Dividend Payment Date"). The dividend shall be payable in cash or in Common Stock, at the Corporation's option; provided, however, that the Corporation may pay such dividend in Common Stock only if a registration statement covering the resale of such Common Stock to the public in the United States (a "Registration Statement") has been declared effective by the United States Securities and Exchange Commission (the "SEC") and remains effective as of the date such dividend is paid (or if the Holder to whom such Common Stock dividend is paid would be permitted under applicable law to resell such Common Stock to the public in the United States without an effective Registration Statement). The dividend to the Holder shall be payable in preference to dividends on any Common Stock or stock of any class ranking, as to dividend rights, junior to Series H Preferred Shares. Such dividend on the Series H Preferred Shares shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) and be payable on the Dividend Payment Date unless such payment would be in violation of the Delaware General Corporation Law. No interest shall accrue on any unpaid dividends on the Series H Preferred Shares. If such dividend is paid by the Corporation in Common Stock, the number of shares of Common Stock to be received shall be determined by dividing the dollar amount of the dividend by the Closing Bid Price (as defined below) on the Trading Day (as defined below) immediately preceding the Dividend Payment Date. If such dividend is paid by the Corporation in Common Stock, such Common Stock shall be delivered to the Holder, or per the Holder's instructions, at the same time as the delivery of the Conversion Certificates (as defined below).

               (4) Holder's Right of Conversion. A Holder shall have the right, at its option, to convert its Series H Preferred Shares into shares of Common Stock (such Holder thereby being a "Converting Holder") on the following terms and conditions:

                    (a) Conversion  Right.  Subject to the provisions of Section
               5(a) hereof, at any time or times on or after one day following the Corporation's issuance of the Series H Preferred Shares, any Holder thereof shall be entitled to convert any such Series H Preferred Shares and accrued dividends into fully paid and nonassessable shares of Common Stock (rounded to the nearest whole share of Common Stock in accordance with Section 4(f) hereof) at the Conversion Rate (as defined below).

                    (b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each of the Series H Preferred Shares pursuant to Section 4(a) hereof shall be determined according to the following formula (the "Conversion Rate"):

                           Stated Value       =        Number of Shares
                        -------------------------
                           Conversion Price             of Common Stock

          For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                    (i) "Conversion Price" means  seventy-five  percent (75%) of the average of the Closing Bid Prices (as defined below) for the five consecutive Trading Days (as defined below) immediately preceding the date of a Conversion Notice (as defined below).

                    (ii) "Closing Bid Price" means the last closing bid price for the Common Stock on the Principal Market (as defined below); provided, however, that if the Closing Bid Price cannot be determined on such basis, then the Closing Bid Price shall be the fair market value of the Common Stock as of the applicable date, as determined in good faith by the Board of Directors of the Corporation.

                    (iii) "Principal Market" means the NASD OTC Bulletin Board as reported by Bloomberg Financial Markets ("Bloomberg") or, if the NASD OTC Bulletin Board is not the principal trading market for the Common Stock, the last closing bid price for the Common Stock on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price for the Common Stock in the over-the-counter market on the pink sheets or bulletin board for the Common Stock as reported by Bloomberg or, if no closing bid price is reported for the Common Stock by Bloomberg, the last closing trade price for the Common Stock as reported by Bloomberg.

                    (iv) "Trading Day" means any day during which the Principal Market shall be open for business.

                    (v)    "Conversion    Certificates"    means    certificates
               representing the shares of Common Stock issuable on conversion of the Series H Preferred Shares.

          (c) Adjustment to Conversion Price - Dilution and Other Events. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 4(c).

                    (i) Reorganization, Reclassification, Consolidation, Merger,
               or Sale. Any recapitalization, reorganization reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person (as defined below) or other similar transaction, which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Series H Preferred Shares then outstanding) to insure that each of the Holders will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may
               be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder's Series H Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder's Series H Preferred Shares had such Organic Change not taken place on such date. In any such case, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Series H Preferred Shares then outstanding) with respect to such Holder's rights and interests to insure that the provisions of this
               Section 4(c) and Section 4(d) hereof will thereafter be applicable to the Series H Preferred Shares. The Corporation will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation or merger assumes, or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series H Preferred Shares then outstanding), the obligation to deliver to each Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire. For purposes of this Agreement, a "Person" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                    (ii) Spin-off. If, at any time prior to a Conversion Date (as defined in Section 4(e)(i) hereof) or a Redemption Election Date (as defined in Section 5(a) hereof), the Corporation consummates a spin-off or otherwise divests itself of all or a part of its business or operations or disposes of all or of a part of its assets in a transaction (a "Spin-off") in which the Corporation does not receive fair consideration for such business, operations or assets, but causes securities of another entity (the "Spin-off Securities") to be issued to security holders of the Corporation, the Corporation shall (A) reserve Spin-off Securities equal to the number thereof that would have been issued to the Holder had all of such Holder's Series H Preferred Shares outstanding on the record date for determining the amount and number of Spin-off Securities to be issued to security holders of the Corporation been converted as of the close of business on the Trading Day immediately preceding such record date (the "Reserved Spin-off Shares"); and (B) issue to the Holders, on the conversion of all or any of the Series H Preferred Shares, a number of Reserved Spin-off Shares equal to the product of (I) the number of Reserved Spin-off Shares, times
               (II) a fraction, of which the numerator is the aggregate Stated Value of the Series H Preferred Shares then being converted and the denominator is the aggregate Stated Value of all of the outstanding Series H Preferred Shares.

                    (iii) Stock  Split,  Etc. If, at any time while any Series H
               Preferred Shares remain outstanding, the Corporation effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock (each of the foregoing, a "Split Event"), the Conversion Price shall be equitably adjusted to reflect such action. By way of illustration and not in limitation of the foregoing, (A) if the Corporation effectuates a 2:1 split of its Common Stock, the Conversion Price shall be deemed to be one-half of what it had been immediately prior to such Split Event; (B) if the Corporation effectuates a 1:10 reverse split of its Common Stock, the Conversion Price shall be deemed to be ten times what it had been immediately prior to such Split Event; and (C) if the Corporation declares a stock dividend of one share of Common Stock for every ten shares of Common Stock outstanding, the Conversion Price shall be deemed to be the amount it had been immediately prior to such Split Event multiplied by a fraction, of which (I) the numerator is the number of shares (ten, in this example) for which a dividend share will be issued and (II) the denominator is such number of shares plus the number of dividend share(s) issuable thereon (11, in this example).

                  (iv) Notices.

                         (A) Immediately upon any adjustment of the Conversion Price described above in this Section 4(c), the Corporation will give written notice thereof to each Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

                         (B) The  Corporation  will give written  notice to each
                    Holder at least ten days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock or (II) for determining rights for Holders to vote.

                         (C) The  Corporation  will give written  notice to each
                    Holder at least ten days prior to the date on which any Organic Change, Spin-off, Split Event, dissolution or liquidation will take place.

                         (d) Purchase Rights. If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all the record holders of any class of Common Stock (the "Purchase Rights"), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series H Preferred Shares immediately before the date on which a record is taken for the grant issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                         (e) Mechanics of Conversion. Subject to the Corporation's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 6 below:

                         (i) Holder's Delivery Requirements. To convert Series H
                    Preferred Shares into full shares of Common Stock on any date on which such right exists under this Agreement (the "Conversion Date"), the Holder shall (A) deliver or transmit by facsimile, for receipt on or prior to 11:59 p.m. Eastern time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit A (the "Conversion Notice") to the Corporation (NCT Group, Inc., 20 Ketchum Street, Westport, CT 06880, Attn: Chief Financial Officer, facsimile number 203-226-4338); and (B) deliver to the Corporation, as soon as practicable following such notice, the original certificates ("Series H Preferred Certificates") representing the Series H Preferred Shares being converted (or an indemnification undertaking with respect to such certificates in the case of their loss, theft or destruction).

                         (ii) Corporation's Response. Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder. Upon receipt by the Corporation of the Series H Preferred Certificates (the "Date of Receipt") to be converted pursuant to a Conversion Notice, the Corporation shall, within five business days following the Date of Receipt (the "Delivery Date"), issue and deliver to the address as specified in the Conversion Notice, (A) a Conversion Certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled; and (B) if the Holder's conversion is for fewer than all of the Series H Preferred Shares represented by a Series H Preferred Certificate surrendered, a replacement Series H Preferred Certificate as described in Section 7 hereof.

                         (iii) Record Holder.  The person or persons entitled to
                    receive the shares of Common Stock issuable upon a conversion of Series H Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                         (f) Fractional  Shares. The Corporation shall not issue
                    any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series H Preferred Share by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                         (g) Taxes. The Corporation shall pay any and all transfer, stamp duty or other taxes of similar import which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series H Preferred Shares. The Corporation shall in no event be responsible for taxes on income or gain realized by or imputed to any Holder.

                         (h) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Section 4(e)(ii) hereof. If such dispute involves the calculation of the Conversion Price, the Corporation shall first discuss such discrepancy with the Converting Holder. If the Corporation and the Converting Holder are unable to agree upon the Conversion Price calculation, the Corporation shall promptly submit the disputed calculation to an independent auditor of its choice. The auditor, at the expense of the party in error (as determined by the auditor), shall audit the calculation and notify the Corporation and the Converting Holder of the results promptly after it receives the disputed calculations. The auditor's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with Section 4(e)(ii) hereof.

                         (i) Delay in Delivering  Conversion  Certificates.  The
                    Corporation understands that a delay in the delivery of the Conversion Certificates beyond the Delivery Date could result in economic loss to a Converting Holder. As compensation to a Converting Holder for such loss, the Corporation shall, if there is a delay in the delivery of the Conversion Certificates beyond seven business days after the Delivery Date, pay a late payment to such Converting Holder for such late delivery, in immediately available funds upon demand, in an amount equal to the product of (i) the Stated Value of the Series H Preferred Shares for which the applicable Conversion Certificate is late, times (ii) one percent (1%), times (iii) the number of business days between such seventh business day after the Delivery Date and the date on which such Conversion Certificate is actually delivered by the Corporation. Nothing herein shall limit the Converting Holder's right to pursue actual damages for the Corporation's failure to issue and deliver the applicable Conversion Certificate to the Converting Holder by the Delivery Date. Furthermore, in addition to any other remedies that may be available to the Converting Holder, in the event the Corporation fails for any reason to effect delivery of a Conversion Certificate within seven business days after the Delivery Date, the Converting Holder will be entitled to revoke the relevant Conversion Notice by delivering a notice to such effect to the Corporation, whereupon the Corporation and the Converting Holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice; provided, however, that any payments contemplated by this Section 4(i) that have accrued through the date of such revocation notice shall remain due and owing to the Converting Holder notwithstanding such revocation.

                         (j)  Buy-In.   If,  by  a  given   Delivery  Date,  the
                    Corporation fails for any reason to deliver a required Conversion Certificates and, after such Delivery Date, the Converting Holder purchases, in an arm's length open market transaction or otherwise, shares of Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by such Converting Holder (the "Sold Shares"), which delivery such Converting Holder anticipated to make using the shares of Common Stock to be issued upon such conversion (a "Buy-In"), the Converting Holder shall have the right to require the Corporation to pay to the Converting Holder, in addition to and not in lieu of the amounts due under Section 4(i) hereof (and in addition to and not in lieu of any other amounts required under any other agreements between the Corporation and such Converting Holder), the Buy-In Adjustment Amount (as defined below). The Corporation shall pay the Buy-In Adjustment Amount to the Converting Holder in immediately available funds, immediately upon demand by the Converting Holder. For purposes of this Section 4(j), the "Buy-In Adjustment Amount" shall be equal to the excess, if any, of (i) a Converting Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over
                    (ii) the net proceeds (after brokerage commissions, if any) received by such Converting Holder from the sale of the Sold Shares. By way of illustration and not in limitation of the foregoing, if the Converting Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount would be $1,000.

                         (k) DWAC  Certificate  Delivery.  In lieu of delivering
                    physical Conversion Certificates, provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of a Converting Holder, so long as such Conversion Certificates do not bear a legend and the Converting Holder thereof is not obligated to return such Conversion Certificates for the placement of a legend thereon, the Corporation shall, if commercially reasonable, cause its transfer agent to transmit electronically the Common Stock issuable upon conversion to the Converting Holder by crediting the account of the Converting Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission system.

                         (l) Conversion Obligations and Default. If, at any time
                    the Corporation challenges, disputes or denies the right of a Holder to effect a conversion of Series H Preferred Shares into Common Stock or otherwise dishonors or rejects any Conversion Notice delivered in accordance with the terms of this Certificate of Designations (subject to Section 4(h) hereof with respect to certain disputes relating to calculations of the number of shares to be issued, and subject to Section 4(n) hereof with respect to Limitations on Conversions), such Holder shall have the right, by written notice to the Corporation, to require the Corporation to redeem each Series H Preferred Share for which a Conversion Notice has been refused as described above in this Section 4(l) for cash in an amount per Series H Preferred Share equal to the Redemption Price (as defined in Section 5(a)(i) hereof).

                         (m) Conversion in Bankruptcy. A Holder shall be entitled to exercise its conversion right with respect to the Series H Preferred Shares notwithstanding the commencement of any case under 11 U.S.C. ss.101 et seq. (the "Bankruptcy Code"). In the event the Corporation is a debtor under the Bankruptcy Code, the Corporation hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. ss.362 in respect of such Holder's right to convert the Series H Preferred Shares. The Corporation agrees, without cost or expense to such Holder, to take or to consent to any and all actions necessary to effectuate relief for the Holder under 11 U.S.C. ss.362.

                         (n) Limitations on Conversions. Notwithstanding any other provision of this Certificate of Designations or any other agreement in effect between the Corporation and a Holder, in no event (except as specifically provided in this Certificate of Designations as an exception to this provision, or while there is outstanding a tender offer for any or all of the shares of the Corporation's Common Stock, or if there is a change in control, effected in one or more transactions, with respect to 35% or more of the outstanding shares of common stock of the Corporation) shall a Holder be entitled to convert any Series H Preferred Shares, or shall the Corporation have the obligation to convert such Series H Preferred Shares, to the extent that, after such conversion, the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock that may be deemed beneficially owned through the ownership of the unconverted portion of the Series H Preferred Shares or any unexercised right held by the Holder subject to a similar limitation), and (ii) the number of shares of Common Stock issuable upon the conversion of the Series H Preferred Shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with
                    Section 13(d) of the Securities Exchange Act of 1934, as amended. If a Holder transfers or assigns any Series H Preferred Shares to a party who or that would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific written agreement to be bound by the provisions of this Section 4(n) as if such transferee or assignee were an affiliate of the original Holder. Nothing herein shall preclude a Holder from disposing of a sufficient number of other shares of Common Stock beneficially owned by such Holder so as to permit thereafter the continued conversion of Series H Preferred Shares.

          (5) Corporation's Right of Redemption.

                    (a) At any time (a "Redemption Election Date"), the Corporation shall have the right, in its sole discretion, to redeem for cash (a "Redemption") any or all of the Series H Preferred Shares, at the Redemption Price (as defined below). If the Corporation elects to redeem some, but not all, of the Series H Preferred Shares, the Corporation shall redeem a pro rata amount from each Holder.

                         (i) Redemption  Price. The "Redemption  Price" for each
                    Series H Preferred Share shall be a function of the time between the date as of which such Series H Preferred Share was originally issued by the Corporation and the Redemption Election Date, as follows:

                                     REDEMPTION ELECTION DATE                         REDEMPTION PRICE

                           Within 3 months after original issuance                 85% of Stated Value
                           During 4th-6th month after original issuance            100% of Stated Value
                           During 7th month after original issuance                105% of Stated Value
                           During 8th month after original issuance                110% of Stated Value
                           During 9th month after original issuance                115% of Stated Value
                           Over 9 months after original issuance                   120% of Stated Value

                         (ii) Mechanics of  Redemption.  The  Corporation  shall
                    effect each such Redemption by giving no more than ten and no less than five days' prior written notice ("Notice of Redemption") to the Holder(s) whose Series H Preferred Shares have been selected for redemption. Such Notice of Redemption shall indicate (A) the number of Series H Preferred Shares that have been selected for Redemption, (B) the date, which shall not be less than five business days after the Notice of Redemption is given, that such Redemption is to become effective (the "Date of Redemption") and (C) the applicable Redemption Price. While a Notice of Redemption is pending, the conversion rights otherwise applicable under Section 4 hereof to the Series H Preferred Shares that are the subject of such Notice of Redemption shall be suspended.

               (b) Restriction On Redemption. The Corporation shall not be entitled to send any Notice of Redemption to begin a Redemption procedure under Section 5(a) hereof unless it has:

                         (i) The full amount of the applicable  Redemption Price
                    in cash or cash equivalents, available in a demand or other immediately available account in one or more banks or similar financial institutions;

                         (ii) Immediately available credit facilities in the full amount of the applicable Redemption Price with one or more banks or similar financial institutions;

                         (iii) An agreement with a standby  underwriter  willing
                    to purchase from the Corporation a sufficient number of shares of stock to provide proceeds equal to the applicable Redemption Price; or

                         (iv) A combination  of the items set forth in (i), (ii)
                    and  (iii)  above,   aggregating  the  full  amount  of  the
                    applicable Redemption Price.

               (c) Payment of Redemption Price. Each Holder whose Series H Preferred Shares are being redeemed under this Section 5 shall send its Series H Preferred Certificates to be redeemed to the Corporation, and the Corporation shall pay the applicable Redemption Price to such Holder within ten business days of the Date of Redemption (the "Redemption Payment Date"). If the Corporation fails to pay a Holder the Redemption Price with respect to any Series H Preferred Share being redeemed under this Section 5 within seven business days after the Redemption Payment Date, the Holder shall be entitled, at its option, (i) to void the applicable Redemption via written notice to the Corporation or (ii) to interest on the applicable Redemption Price, at a per annum rate equal to the lower of 12% or the highest interest rate permitted by applicable law, for the period between such seventh business day after the Redemption Payment Date and the date on which such Redemption Price is actually paid to the Holder.

               (6) Inability to Fully Convert. --------------------------

               (a) Holder's Option if Corporation Cannot Fully Convert. If, at any time after a Registration Statement has been declared effective by the SEC and remains effective, upon the Corporation's receipt of a Conversion Notice, the Corporation does not issue shares of Common Stock that are registered for resale under a Registration Statement within five business days of the time required in accordance with
          Section 4(e) hereof, for any reason or for no reason, including but not limited to because the Corporation (i) does not have a sufficient number of shares of Common Stock authorized and available, (ii) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities from issuing all of the Common Stock that is to be issued to a Holder pursuant to a Conversion Notice or (iii) fails to have a sufficient number of shares of Common Stock registered and eligible for resale under a Registration Statement, then the Corporation shall make all reasonable efforts to correct any impediment as identified in Sections 6(a)(i), 6(a)(ii) and 6(a)(iii) hereof to enable the Corporation to issue sufficient shares of Common Stock upon receipt of a Conversion Notice and shall issue as many shares of Common Stock as it is able to issue in accordance with such Holder's Conversion Notice and pursuant to Section 4(e) hereof. In addition, with respect to the unconverted Series H Preferred Shares, the Holder, at its option, may, in addition to any other remedies such Holder may have hereunder, or under an agreement by which the Holder purchased the Series H Preferred Shares (including indemnification thereunder), or under a Registration Rights Agreement, at law or in equity, elect to (i) void its Conversion Notice and retain or have returned, as the case may be, the unconverted Series H Preferred Shares that were to be converted pursuant to such Holder's Conversion Notice or (ii) if the Corporation's inability to fully convert the Series H Preferred Shares is pursuant to Section 6(a)(iii) above, require the Corporation to issue restricted shares of Common Stock in accordance with such Holder's Conversion Notice and pursuant to
          Section 4(e) hereof (which issuance of restricted shares of Common Stock shall not affect any obligation the Corporation may have to register such shares of Common Stock and maintain an effective Registration Statement).

               (b) Mechanics of Holder's Election. The Corporation shall immediately send via facsimile to a Holder, upon receipt of a facsimile copy of a Conversion Notice from such Holder that cannot be fully satisfied as described in Section 6(a) above, a notice of the Corporation's inability to fully satisfy such Holder's Conversion Notice (the "Inability Notice"). Such Inability Notice shall indicate
          (i) the reason why the Corporation is unable to fully satisfy such Holder's Conversion Notice and (ii) the number of Series H Preferred Shares that cannot be converted. If such Holder wishes to make an election pursuant to Section 6(a)(i) or 6(a)(ii) hereof, it must deliver written notice of such election to the Corporation via facsimile within five business days of its receipt of the applicable Inability Notice.

               (c) Pro Rata Conversion. In the event the Corporation receives a Conversion Notice from more than one Holder on the same day and the Corporation can convert some, but not all, of the Series H Preferred Shares pursuant to this Section 6, the Corporation shall convert from each Holder electing to have Series H Preferred Shares converted at such time an amount equal to such Holder's pro rata amount (based on the number of Series H Preferred Shares held by such Holder relative to the number of Series H Preferred Shares outstanding) of all Series H Preferred Shares being converted at such time.

          (7) Reissuance of Certificates. In the event of a conversion or redemption pursuant to this Certificate of Designations of fewer than all of the Series H Preferred Shares represented by a particular Series H Preferred Certificate, the Corporation shall promptly issued and deliver to the Holder of such Series H Preferred Shares a Series H Preferred Certificate representing the remaining Series H Preferred Shares that have not been so converted or redeemed.

          (8) Reservation of Shares. The Corporation shall, so long as any of the Series H Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series H Preferred Shares, (a) prior to the first time the Certificate of Incorporation of the Corporation is amended after the date hereof to increase the number of shares of Common Stock that the Corporation is authorized to issue (the "Amendment Date"), no less than 100,000,000 shares of Common Stock; and (b) on and subsequent to the Amendment Date, 150% of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series H Preferred Shares then issued and outstanding.

          (9) Voting Rights. Holders shall have no voting rights, except as required by law and except as may be expressly provided in this Certificate of Designations. To the extent that, under the Delaware General Corporation Law, the vote of the Holders, voting separately as a series (or as part of a class of preferred stock, as applicable) is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of a majority of the then outstanding Series H Preferred Shares represented at a duly held meeting at which a quorum of a majority of the total then outstanding Series H Preferred Shares is present (or a majority of the then outstanding shares of preferred stock represented at a duly held meeting at which a quorum of a majority of the total then outstanding shares of preferred stock is present, as applicable) or by written consent of the holders of a majority of the then outstanding Series H Preferred Shares (or a majority of the then outstanding shares of preferred stock, as applicable), in each case except as otherwise may be required under the Delaware General Corporation Law, shall constitute the approval of such action by the series (or class, as applicable). In furtherance of the foregoing and not in limitation thereof, to the extent that, under the Delaware General Corporation Law, Holders are entitled to vote on a matter with holders of Common Stock, voting together as one class, then, in each such event, each Series H Preferred Share shall be entitled to a number of votes equal to the number of shares of Common Stock into which such Series H Preferred Share is then convertible (without regard to the limits described in Section 4(n) hereof).

          (10) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, Holders shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the "Preferred Funds"), after all amounts payable to any holders of the Corporation's Series G Convertible Preferred Stock and before any amount shall be paid to the holders of any of the capital stock of the Corporation of any class junior in rank to the Series H Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Corporation, an amount per Series H Preferred Share equal to the sum of (i) the Stated Value plus (ii) the product of (the Dividend Rate) x (N/365) x (the Stated Value) (such sum being referred to as the "Liquidation Value") (where N equals the number of days, through and including the Conversion Date, such Series H Preferred Share was issued and outstanding, not counting the date of issuance); provided that, if the Preferred Funds are insufficient to pay the full amount due to the Holders and holders of other classes or series of preferred stock of the Corporation that are of equal rank with the Series H Preferred Shares as to payments of Preferred Funds (the "Pari Passu Shares"), then each holder of Series H Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Preferred Funds payable to all holders of Series H Preferred Shares and Pari Passu Shares. The purchase or redemption by the Corporation of stock of any class in any manner permitted by law shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other Person, nor the sale or transfer by the Corporation of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation. No Holder shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Corporation other than the amounts provided for herein.

          (11) Preferred Rank. Except for the Corporation's Series G Convertible Preferred Stock, all Series H Preferred Shares shall be of senior rank, and all shares of Common Stock shall be of junior rank to all Series H Preferred Shares, in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Series H Preferred Shares. Except for the Corporation's Series G Convertible Preferred Stock, the Series H Preferred Shares shall be of greater rank than any class or series of common or preferred stock hereinafter issued by the Corporation. In the event of the merger or consolidation of the Corporation with or into another corporation, the Series H Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall create a result inconsistent therewith.

          (12) Restriction on Dividends. If any Series H Preferred Shares are outstanding, the Corporation shall not directly or indirectly declare, pay or make any dividends or other distributions upon any of the Common Stock unless the Corporation (a) gives the Holders at least 30 days' prior written notice thereof and (b) pays all accrued dividends on the Series H Preferred Shares.

          (13) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series H Preferred Certificates and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Series H Preferred Certificates, the Corporation shall execute and deliver new Series H Preferred Certificates of like tenor and date; provided, however, that the Corporation shall not be obligated to reissue Series H Preferred Certificates if the Holder contemporaneously requests the Corporation to convert the Series H Preferred Shares represented by such Series H Preferred Certificates into Common Stock.

          (14) Withholding Tax Obligations. Notwithstanding anything herein to the contrary, to the extent that the Corporation receives advice in writing from its counsel that there is a reasonable basis to believe that the Corporation is required by applicable Federal laws or regulations (and delivers a copy of such written advice to the Holders so affected), the Corporation may reasonably condition the making of any distribution (as such term is defined under applicable federal tax law and regulations) in respect of any Series H Preferred Shares on the Holder of such Series H
     Preferred Shares depositing with the Corporation an amount of cash sufficient to enable the Corporation to satisfy its withholding tax obligations (the "Withholding Tax") with respect to such distribution. Notwithstanding the foregoing or anything to the contrary, if any Holder so affected receives advice in writing from its counsel, reasonably acceptable to the Corporation, that there is a reasonable basis to believe that the Corporation is not so required by applicable federal laws or regulations (and delivers a copy of such written advice to the Corporation), the Corporation shall not be permitted to condition the making of any such distribution in respect of any Series H Preferred Shares on the Holder of such Series H Preferred Shares depositing with the Corporation any Withholding Tax with respect to such distribution; provided, however, that the Corporation may reasonably condition the making of any such distribution in respect of any Series H Preferred Shares on the Holder of such Series H Preferred Shares executing and delivering to the Corporation, at the election of the Holder, either (a) if applicable, a properly completed Internal Revenue Service Form 4224 or (b) an indemnification agreement, in a form reasonably acceptable to the Corporation, with respect to any federal tax liability, penalties and interest that may be imposed upon the Corporation by the Internal Revenue Service as a result of the Corporation's failure to withhold in connection with such distribution to such Holder.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by Cy E. Hammond, its Senior Vice President and Chief Financial Officer, as of June 21, 2002.


                             NCT GROUP, INC.


                             By: /s/ Cy E. Hammond
                                ------------------------------------------------
                                 Cy E. Hammond
                                 Sr. V.P. & Chief Financial Officer

                                                                       EXHIBIT A

                                 NCT GROUP, INC.
                                CONVERSION NOTICE

     Reference is made to the Certificate of Designations, Preferences and Rights of Series H Convertible Preferred Stock of NCT Group, Inc. (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series H Convertible Preferred Stock, par value $.10 per share (the "Series H Preferred Shares"), of NCT Group, Inc., a Delaware corporation (the "Corporation"), indicated below into shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Series H Preferred Shares specified below as of the date specified below.

     The undersigned acknowledges that any sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series H Preferred Shares shall be made only pursuant to (i) a registration statement effective under the Securities Act of 1933, as amended (the "Act"), or (ii) an opinion of counsel in form and content reasonably satisfactory to the Corporation that such sale is exempt from registration required by Section 5 of the Act.

                                           Date of Conversion:

                                           -------------------------------------

                                           Number of Series H
                                           Preferred Shares to be
                                           converted:

                                           -------------------------------------

                                           Stock certificate no(s). of Series H
                                           Preferred Shares to be converted:

                                           -------------------------------------


Please confirm the following information:

                                           Conversion Price:

                                           -------------------------------------

                                           Number of shares of Common Stock
                                           to be issued:

                                           -------------------------------------


Please issue the Common Stock into which the Series H Preferred Shares are being converted in the following name and to the following address:

                                           Issue to:1

                                           -------------------------------------
                                           -------------------------------------
                                           -------------------------------------

                                           Facsimile Number:

                                           -------------------------------------


                                           Authorization Signature:

                                           -------------------------------------


                                           By:
                                               ---------------------------------
                                                Name:
                                                     ---------------------------
                                                Title:
                                                     ---------------------------

                                           Date:
                                                --------------------------------



ACKNOWLEDGED AND AGREED:
-----------------------

NCT GROUP, INC.


By:
    ---------------------------------------
         Name:
               ----------------------------
         Title:
                ---------------------------

Date:
      -------------------------------------

--------

     1If other than to the record holder of the Series H Preferred Shares, any applicable transfer tax must be paid by the undersigned.